EXHIBIT 16.1


                Confirmation of Moore Stephens Ellis Foster LTD.


                        Moore Stephens Ellis Foster LTD.
                          Certified Public Accountants


May 18, 2004

Ernest Cheung, Secretary
Longbow Mining, Inc.
186 Stevens Drive
West Vancouver, BC
Canada
V7S 1C4

Dear Mr. Cheung:

This is to confirm that the client-auditor relationship between Longbow Mining, Inc. (Commission File Number 333-86982) and Moore Stephens Ellis Foster LTD. has ceased.

Sincerely,


/s/ Moore Stephens Ellis Foster LTD.
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Moore Stephens Ellis Foster LTD.